UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2014

REPLIGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14656	04-2729386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Seyon Street, Bldg. 1, Suite 100, Waltham, MA	02453
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 250-0111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 21, 2014, Repligen Corporation (“Repligen” or the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement) with BioMarin Pharmaceutical Inc. (“BioMarin”). Pursuant to the Asset Purchase Agreement, BioMarin will acquire the Company’s intellectual property assets in proprietary histone deacetylase (“HDAC”) inhibitors and will assume the Company’s rights and obligations under a License Agreement, dated April 6, 2007, by and between the Company and The Scripps Institute (the “Scripps Agreement”), a copy of which was filed with the Company’s annual report on Form 10-K for the year ended March 31, 2007.

Under the terms of the Asset Purchase Agreement, the Company will receive an upfront payment of $2 million from BioMarin, with the potential to receive up to $160 million in future milestone payments for the development, regulatory approval, and commercial sale of HDAC portfolio compounds. In addition, Repligen is entitled to receive royalties on any future sale of qualified products developed. Repligen’s receipt of these royalties is subject to customary offsets and deductions. Royalties are payable, on a country-by-country and product-by-product basis, for a duration commencing from the first commercial sale of such product in such country until the later of (i) expiration of regulatory exclusivity for such product in such country, (ii) the expiration of the last-to-expire valid claim claiming such product in such country, or (iii) a predetermined time after the first commercial sale of such product in any country.

The Company expects to file the Asset Purchase Agreement as an exhibit to its periodic report and intends to seek confidential treatment for certain terms and provisions of the Asset Purchase Agreement. The foregoing description is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement when filed.

Item 8.01.	Other Events

On January 21, 2014, the Company issued a press release announcing that it entered into the Asset Purchase Agreement. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release by Repligen Corporation, dated January 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIGEN CORPORATION

Date: January 21, 2014	By:	/s/ Walter C. Herlihy
Walter C. Herlihy
President and Chief Executive Officer